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                                                                 Exhibit 10.6


                            MEMORANDUM OF AGREEMENT
                                      FOR
CAREERPATH.COM / AD-STAR WEB-BASED JOB ADVERTISEMENT POSTING PRODUCT AGREEMENT

This Memorandum of Agreement ("MOA") is entered into by and between CareerPath.com, LLC, a Delaware limited liability company ("CareerPath.com") and Ad-Star Services, a New York corporation ("Ad-Star") as of March 11, 1999 (the "MOA Date").

1) DEFINITIVE AGREEMENT. CareerPath.com and Ad-Star agree to use their best efforts to negotiate and execute a more detailed definitive agreement with respect to the matters set forth in this MOA (the "Definitive Agreement") based on the terms set forth in this MOA within thirty (30) days after the MOA Date. Notwithstanding the parties' agreement to use their best efforts to negotiate and execute the Definitive Agreement, the parties acknowledge that this MOA reflects the parties' agreement on the essential terms of the parties' agreement with respect to the business relationship and other matters set forth in this MOA and the parties intend that this MOA shall be a binding and enforceable agreement of the parties, notwithstanding any failure of the parties to execute the Definitive Agreement. If the parties fail to execute the Definitive Agreement, all references in this MOA to the Definitive Agreement shall be deemed to refer to this MOA.

2) FUNCTIONAL SPECIFICATIONS. CareerPath.com will deliver to Ad-Star, after consultation, assistance and mutual agreement from Ad-Star, within seven (7) days after the MOA Date, functional specifications (the "Functional Specifications") setting forth the requirements (as established in the marketing requirements document attached hereto) for the Service (as defined below).

3) WEB-BASED JOB ADVERTISEMENT POSTING SERVICE. Ad-Star will provide to CareerPath.com and its affiliates who provide job-related products or services ("Affiliates") a complete web-based job advertisement service, including software (the "Product") and related services, conforming to the Functional Specifications (the "Service"), including but not limited to the following:

     a) Phase I Development. Within thirty (30) days after the parties agree upon the Functional Specifications, Ad-Star will provide the "Phase I Development" as per the Functional Specifications, including but not limited to the following:

          i) An Ad-Star project manager acceptable to CareerPath.com during the Term who will function as the primary point of contact with Ad-Star and have authority to manage and authorize Ad-Star's performance;

         ii) Development and hosting of a CareerPath.com branded and CareerPath.com/Affiliate co-branded web-enabled ad taking product for CareerPath.com and at least ten (10) Affiliates;

         iv) Multiple ad insertions covered by a single bill;

          v) Credit card clearing;

         vi) An online proofing tool for CareerPath.com operations use in the ad approval process;
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vii)  Customer support during the Term by qualified personnel Monday through Thursday 6 a.m. to 5 P.M. and on Friday from 6 a.m. to 7 P.M. Pacific Standard Time to CareerPath.com, Affiliates and customers of CareerPath.com and its Affiliates;

viii) Conform the ads to a format specified by CareerPath.com;

ix) Delivery of the online ads to CareerPath.com for addition to CareerPath.com's database(s) in conformance with the delivery schedule specified by CareerPath.com in its sole discretion, but in no event will the frequency of delivery be less than daily;

x) Forwarding of credit card billing data to CareerPath.com except for the credit card account numbers;

xi) Delivery of reports providing information on total national advertisements, total local advertisements, advertisements per Affiliate and other information to be specified in the Functional Specifications;

xii) Commercially reasonable initial training of CareerPath.com and Affiliate personnel by qualified Ad-Star personnel in the use of the Product, to be further specified in the Functional Specifications; and

xiii) Daily backup of the Product and CareerPath.com data. The backup media shall be stored in a secure, off-site location.

b) Phase II Development. Within sixty (60) days after the parties agree upon the Functional Specifications, Ad-Star will provide the "Phase II Development" as per the Functional Specifications, including but not limited to the following:

i) Development and hosting of a CareerPath.com/Affiliate web-enabled co-branded job advertisement posting product for the remainder of the then current Affiliates (up to 100), in addition to the ten (10) Affiliates covered by Phase I. In addition, Ad-Star will develop and host such a product for new Affiliates promptly after they become Affiliates;

ii) Account creation/administration for CareerPath.com to create and administer accounts for Affiliates, advertising agencies, and customers as per the Functional Specification;

iii) Account creation/administration for Affiliates to create and administer accounts for advertising agencies and customers as per the Functional Specification;
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     iv)   Advanced reports for CareerPath.com, Affiliates, agencies, companies and individuals, including but not limited to end-user information and statistics, to be further specified in the Functional Specifications;

     v) Integration with Affiliate and/or CareerPath.com front end billing when requested by Affiliates or CareerPath.com for contract and other advertisers and modifiable to various advertiser rate cards;

     vi) Archival of current and past advertisements during the Term for editing, modification and resubmission;

     vii) Ongoing software support such as updating pricing for national and local ads, changes to ad package frequencies, updating features and data feed protocols/specifications and other general maintenance and support for CareerPath.com and all Affiliates as further specified in the Functional Specifications;

     viii) Participation in the CareerPath.com/Affiliate working group for discussion and development of the Product and future enhancements;

     ix) Advanced payment options available to the end-user such as checking account and telephone bill as further specified in the Functional Specifications;

     x) Forwarding of all billing information to CareerPath.com except for credit account numbers;

     xi) Additional commercially reasonable training of CareerPath.com and Affiliate personnel by qualified Ad-Star personnel in the use of the Product, to be further specified in the Functional Specifications; and

     xii) At the option of CareerPath.com and its Affiliates, online to print ad placing capabilities in the Product for CareerPath.com and all Affiliates may be added, and compensation for such capability shall be mutually agreed upon, but in no event shall such compensation exceed 5% of the gross ad price for such print ads.

c)   FUTURE PRODUCT DEVELOPMENT

     i) All updates, upgrades and additional enhancements and bug fixes done in the general course of Ad-Star product development will be provided to CareerPath.com and its Affiliates free of charge.

     ii) CareerPath.com shall also receive additional upgrades, enhancements and bug fixes to the Product as specified in the Functional Specifications free of charge.

     iii) Ad-Star will work with CareerPath.com to continually enhance the Service and Product and generate future releases of the Product. The parties will meet at least quarterly to discuss enhancements and future releases of the Product in order to maintain the


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     Product as a "best of class" product. Upon CareerPath.com's request,
     Ad-Star shall promptly provide all development and other services necessary to produce such enhancements and future releases. Such services will be provided on commercially reasonable terms, including commercially reasonable rates, and Ad-Star will allocate all resources necessary to undertake such efforts in an efficient and prompt manner.

4. Performance Standards. Ad-Star will create and deliver a "best of class" Product that will represent CareerPath.com with the highest standards in the World Wide Web marketplace. The Product will be delivered within the specified time as outlined in this MOA. If Ad-Star anticipates that there will be any delay in delivering material components of the Product, such delay must be documented and submitted in writing to CareerPath.com at least two (2) weeks prior to the scheduled delivery date and Ad-Star will exhaust all possible solutions to deliver the Product within the scheduled delivery date, including, but not limited to, the hiring of more personnel. CareerPath.com may terminate this Agreement if it determines, in its sole discretion, that the Product will not meet CareerPath.com's business objectives because of such delay.

5. Ad-Star Web Service. During the Term, the response time of the Ad-Star web site(s) containing the Product shall be as quick or quicker than most major commercial web sites. Initially, from the time a request is received from an end user, the Ad-Star service must respond within 1.5 seconds and send the response back out to the end-user over the internet. The Ad-Star web site(s) containing the Product shall have 99.9% availability. In addition, the Functional Specifications will include additional technical performance standards consistent with "best of class" performance.

6. Intellectual Property. Ad-Star represents and warrants that the Service and Product and its performance under this MOA and the Definitive Agreement shall not violate any intellectual property rights of a third party and Ad-Star agrees to indemnify CareerPath.com, the Affiliates and their respective officers, directors, agents and affiliates from and against any claims, losses and expenses related thereto. All intellectual property developed by Ad-Star for CareerPath.com in connection with Ad-Star's performance under this MOA and the Definitive Agreement ("Developed IP")(but excluding pre-existing intellectual property of Ad-Star's used in Ad-Star's general products or general upgrades or enhancements developed for Ad-Star's general products) shall be deemed to be a "work made for hire" as that term may be defined from time to time in Section 101 of the Copyright Act (17 U.S.C. 101) or any successor, and will be the sole property of CareerPath.com. Ad-Star hereby assigns all rights in and to the Developed IP to CareerPath.com. The parties understand that Ad-Star is concurrently developing the Product for general release and distribution in addition to CareerPath.com's use. In order to avoid confusion, the parties agree that the Developed IP delivered by Ad-Star pursuant to this MOA for the one time development fee of $58,000 shall be limited to the customized materials related specifically to CareerPath.com and Affiliates and shall not include any general functionality of the Product. Nothing contained herein shall prohibit Ad-Star from upgrading or enhancing its general products separately from the specific work it does for CareerPath.com, to be a "best of class" Product that will provide Ad-Star's affiliates with the highest standards in the World Wide Web marketplace, provided that no Developed IP is used. Ad-Star hereby grants to CareerPath.com a royalty-free (other than the consideration expressly set forth in this MOA), non-exclusive, worldwide license to all intellectual property other than the Developed IP included during the Term within the Product and the parties shall promptly after the Product becomes operational enter into a commercial reasonable software


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     escrow agreement with a reputable escrow service for the deposit and escrow of the source code to all software used from time to time in the Product. The rights and licenses granted under this MOA and the Definitive Agreement are, and shall otherwise be deemed to be, for purposes of
     Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code.

7. Financial Consideration. In consideration for Ad-Star's provision of the Product and the performance of Ad-Star's other obligations under the Definitive Agreement, CareerPath.com will make the following payments to Ad-Star.

     a) One Time Development and Implementation Fee. Subject to meeting the three milestones set forth below, CareerPath.com will pay to Ad-Star a one-time, non-recurring development and implementation fee of $58,000. This fee will be paid in three (3) installments based on milestones. One-third (1/3) of this fee will be paid on the MOA Date. If the parties cannot agree upon the Functional Specifications as set forth in Section 2, Ad-Star shall immediately refund such fee. An additional one-third (1/3) of this fee will be paid after the Phase
          I Development is delivered by Ad-Star and accepted by CareerPath.com. The remaining one-third (1/3) of this fee will be paid after the Phase II Development is delivered by Ad-Star and accepted by CareerPath.com. The parties shall mutually agree upon an additional implementation fee, if any, for the addition of more than one hundred
          (100) Affiliates as set forth in Section 3(b)(i).

     (b) Percentage of Revenues. Ad-Star is entitled to five percent (5%) of revenues for ads taken by the Ad-Star system. Ad-Star will garner five percent (5%) of the gross ad price. For example an ad sells online for $100.00, Ad-Star will receive $5.00. Revenue will be paid once a month after billing reconciliation. All returns and charge backs occurring within that month will be credited against the gross amount due to Ad-Star in that month.

     (c) Additional Dedicated End User Support. If CareerPath.com requests additional dedicated personnel to provide end user support in addition to the customer support provided pursuant to Section 3 above, CareerPath.com will pay Ad-Star for Ad-Star's reasonable and approved out of pocket cost of providing such additional dedicated customer support personnel. CareerPath.com will bear the burden of cost for support phones lines answered under the CareerPath.com name.

     (d) Most Favored Financial Terms. If Ad-Star offers to any other person or entity more favorable financial terms than the terms offered to CareerPath.com, Ad-Star must offer to CareerPath.com the best terms offered to any such other person or entity.

     (e) Payment Processing Fee. CareerPath.com will pay all payment processing fees such as those incurred for online processing of credit cards and ACH debiting. These fees will be passed along from Ad-Star to CareerPath.com at cost. In addition, a reasonable reserve for fraud may be established by Ad-Star.


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8.   TERM. The term of the Definitive Agreement ("Term") will be three (3)
     years. CareerPath.com may extend the Term annually, for additional one (1) year periods by providing notice to Ad-Star no less than one hundred and eighty (180) days prior to the expiration of the Term or extended Term. If CareerPath.com elects not to extend the Term, then beginning one hundred and eighty (180) days prior to such expiration, Ad-Star will cooperate with CareerPath.com in a commercially reasonable manner to ensure a smooth transition to any other web-based job posting capabilities that CareerPath.com chooses to utilize.

9. EXCLUSIVE PROMOTIONAL AND MARKETING AGREEMENT. From the MOA Date until the sixtieth (60th) day following the effective date of the Definitive Agreement, CareerPath.com and Ad-Star will exercise commercially reasonable efforts to negotiate and execute an exclusive promotional and marketing agreement in the area of employment advertising on the World Wide Web. Such agreement may include without limitation, the premium positioning of CareerPath.com on all sales and distribution channels that Ad-Star offers through its Microsoft Windows based and web-based ad taking service, and the positioning of AdStar on the CareerPath.com and/or its Affiliate sites. During such period Ad-Star shall not enter into discussions or negotiations with any other person or entity in connection with a similar agreement. The exclusive promotional and marketing agreement will include a promotional, marketing and/or other relationship beyond the scope of the basic provision of development and services primarily addressed in this MOA.

10. CONFIDENTIALITY. CareerPath.com and Ad-Star agree that all of the terms of this MOA and any other information provided by one party to the other that
     (a) if written, is labeled confidential or proprietary, or (b) if oral, is clearly indicated by the disclosing party to be confidential or proprietary prior to disclosure, ("Confidential Information") will be kept confidential by and will not be used by the receiving party or any of its officers, directors, agents or other affiliates except as necessary to perform under this MOA or the Definitive Agreement until the earlier of (a) the date as of which both parties agree otherwise in writing and (b) January 1, 2002. In addition, the terms of the Non-Disclosure Agreement between the parties dated January 27, 1999 is incorporated in this Section 10 by reference. In order to avoid confusion, the existence of and the terms contained in
     Section 9 are Confidential Information. The receiving party shall be obligated to use at least the same level of care in protecting the disclosing party's Confidential Information as it uses in protecting its own proprietary or confidential information, which shall in no event be less than commercially reasonable efforts. For avoidance of doubt, Confidential Information shall not include information that (i) is known to the receiving party prior to the receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality for the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this MOA or the Definitive Agreement by the receiving party; or (iv) is independently developed by the receiving party. The parties agree that the confidentiality provisions of this Section 10 shall be binding upon the parties and shall survive the termination of this MOA and the Definitive Agreement and the failure of the parties to execute the Definitive Agreement.

11. INJUNCTIVE RELIEF. The Parties acknowledge that it will be impossible to measure in money the





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    damages that would be suffered if the parties fail to comply with their obligations under this MOA or the Definitive Agreement and that in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. The parties agree that in addition to any other remedies available to the parties under this MOA or the Definitive Agreement or at law, the parties shall have the right to obtain injunctive relief, including specific performance, and if any action should be brought in equity to enforce any of the provisions of this MOA or the Definitive Agreement, neither party shall raise the defense that there is an adequate remedy at law.

12. SEVERABILITY. In the event that any provision of this MOA or the Definitive Agreement is held to be invalid, illegal or unenforceable by an arbitrator, court or other authority of competent jurisdiction, (i) the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby in any way, and such invalid, illegal, or unenforceable provision shall be construed by limiting such provision so as to be valid, legal and enforceable to the maximum extent permitted by law and (ii) the parties shall use their best efforts to enter into alternative arrangements which will grant each of the parties the same, or as nearly the same as possible, economic and other rights and obligations as were granted under the provisions of this MOA or the Definitive Agreement which were held to be invalid, illegal or unenforceable.

13. FURTHER ASSURANCES. From time to time, as and when requested by a party, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be reasonably necessary or desirable to consummate the transactions contemplated by this MOA or the Definitive Agreement.

14. CHOICE OF LAW, ARBITRATION, AMENDMENT, ASSIGNMENT, EXECUTION. This MOA and the Definitive Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof. All disputes relating to this MOA or the Definitive Agreement that the parties are unable to resolve shall be submitted to arbitration before the American Arbitration Association in Los Angeles, California, before a single arbitrator, in accordance with the arbitration rules of the American Arbitration Association. Notwithstanding the foregoing, the parties may seek specific performance or injunctive relief in any court of competent jurisdiction. This MOA and the Definitive Agreement may be amended only by a written agreement executed by both parties. This MOA and the Definitive Agreement shall inure solely to the benefit of and be binding upon each of the parties and their respective successors and permitted assigns. This MOA and the Definitive Agreement shall not be assignable without the prior written consent of the other party. This MOA may be executed in counterparts, which taken together shall constitute one and the same instrument.


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CareetPath.com and Ad-Star have caused this MOA to be executed by persons duly authorized as of the day and year first above written.


CAREERPATH.COM,LLC                           AD-STAR SERVICES


/s/ Stephen B. Ste. Marie                    /s/ Leslie Berhnard
--------------------------                   --------------------------
Chief Executive Officer                      President, CEO


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